UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 15, 2000 (December 6, 2000)

T H E   L A M S O N   &   S E S S I O N S   C O.

(Exact name of Registrant as specified in its charter)

Ohio	34-0349210

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

25701 Science Park Drive Cleveland, Ohio	44122-7313

(Address of principal executive offices)	(Zip Code)

216/464-3400

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report.)

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by The Lamson & Sessions Co. on January 2, 2001 solely for the purpose of adding the financial statements of the business acquired as required by Item 7(a) and the pro forma financial information as required by Item 7(b).

The Registrant hereby amends Item 7 of its Current Report on Form 8-K previously filed with the Securities and Exchange Commission on January 2, 2001 relating to the acquisition by The Lamson & Sessions Co., an Ohio corporation (“Lamson”), of 100% of the capital stock outstanding of Ameriduct Worldwide, Inc., a Florida corporation (“Ameriduct”).

Item 7 — Financial Statements, Proforma Financial Information and Exhibits

Page

(a) Financial Statements of Business Acquired

Consolidated Financial Statements of
Ameriduct Worldwide, Inc. and Subsidiaries

As of November 30, 2000 and December 31, 1999 with Report of Independent Auditors	3

(b) Pro Forma Financial Information of Combined Business

Unaudited Pro Forma Condensed Combined Statement of Income of

The Lamson & Sessions Co., Ameriduct Worldwide, Inc. and Subsidiaries and

Pyramid Industries Inc. and Subsidiary — Financial Information for the Year Ended December 30, 2000.	16

(c) Exhibits

Exhibit 23 — Consent of Ernst & Young LLP

Report of Independent Auditors

Board of Directors
Ameriduct Worldwide, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Ameriduct Worldwide, Inc. and Subsidiaries as of November 30, 2000 and December 31, 1999, and the related consolidated statements of income, stockholders’ equity and cash flows for the eleven months ended November 30, 2000 and the year ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ameriduct Worldwide, Inc. and Subsidiaries at November 30, 2000 and December 31, 1999, and the consolidated results of their operations and their cash flows for the eleven months ended November 30, 2000 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Cleveland, Ohio
February 16, 2001

Item 7(a) — Financial Statements of Business Acquired

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
November 30, 2000 and December 31, 1999

(Dollars in thousands, except share data)
	2000	1999

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$74	$313

Accounts receivable — trade, less allowance for doubtful accounts of $100 in 2000 and 1999	8,071	4,705

Inventories	4,018	1,016

Other	62	29

TOTAL CURRENT ASSETS	12,225	6,063

PROPERTY, PLANT AND EQUIPMENT	8,716	4,653

OTHER ASSETS	102	160

TOTAL ASSETS	$21,043	$10,876

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Line of credit	$4,456	$1,925

Accounts payable	3,804	2,462

Accrued expenses	339	191

Current portion of long-term debt	228	521

Current portion of stockholder note payable	—	503

TOTAL CURRENT LIABILITIES	8,827	5,602

LONG-TERM DEBT	6,294	2,132

STOCKHOLDERS’ EQUITY

Common stock, $1 par value, 10,000 shares authorized, 93.1 and 100 shares issued and outstanding at November 30, 2000 and December 31, 1999, respectively	—	—

Other capital	400	—

Retained earnings	5,881	3,142

	6,281	3,142

Less: treasury stock (10 shares at cost)	(359)	—

TOTAL STOCKHOLDERS’ EQUITY	5,922	3,142

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,043	$10,876

See notes to Consolidated Financial Statements.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999

      (Dollars in thousands)

	November 30,	December 31,
	2000	1999

NET SALES	$44,124	$32,429

Cost of sales	31,166	22,105

GROSS PROFIT	12,958	10,324

Selling, general and administrative expenses	5,748	5,552

OPERATING INCOME	7,210	4,772

Interest expense	(666)	(311)

Interest income	23	9

NET INCOME	$6,567	$4,470

See notes to Consolidated Financial Statements.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

	Common Stock		Other	Retained	Treasury

	Shares	Amount	Capital	Earnings	Stock	Total

Balance at January 1, 1999	100	$—	$—	$568	$—	$568

Net income	—	—	—	4,470	—	4,470

Dividends	—	—	—	(1,896)	—	(1,896)

Balance at December 31, 1999	100	—	—	3,142	—	3,142

Net income	—	—	—	6,567	—	6,567

Shares issued	3.1	—	400	—	—	400

Purchase of treasury stock	(10)	—	—	—	(359)	(359)

Dividends	—	—	—	(3,828)	—	(3,828)

Balance at November 30, 2000	93.1	$—	$400	$5,881	$(359)	$5,922

See notes to Consolidated Financial Statements.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Eleven Months Ended November 30, 2000 and December 31, 1999
(Dollars in thousands)

	November 30,	December 31,
	2000	1999

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income	$6,567	$4,470

Adjustments to reconcile net income to net cash provided
by operating activities:

Depreciation and amortization	908	272

Stock compensation	400	—

Provision for bad debts	—	75

Loss on asset sale	—	32

Loss on asset write down	—	33

Change in operating assets and liabilities:

Increase in accounts receivable	(3,366)	(2,291)

Increase in inventories	(3,002)	(309)

Decrease (increase) in other assets	25	(155)

Increase in accounts payable	1,342	1,028

Increase in accrued expenses	148	91

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,022	3,246

CASH FLOWS USED IN INVESTING ACTIVITIES

Capital expenditures	(4,971)	(4,332)

NET CASH USED IN INVESTING ACTIVITIES	(4,971)	(4,332)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES

Net borrowings on line-of-credit agreement	2,531	—

Net proceeds from long-term debt	3,869	3,517

Repayments of note payable to stockholder	(503)	(392)

Purchase of treasury stock	(359)	—

Dividends paid	(3,828)	(1,896)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,710	1,229

Net (decrease) increase in cash and cash equivalents	(239)	143

CASH AND CASH EQUIVALENTS at beginning of period	313	170

CASH AND CASH EQUIVALENTS at end of period	$74	$313

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the period for interest	$608	$302

See notes to Consolidated Financial Statements.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Ameriduct Worldwide, Inc. (the “Company”), a Florida corporation, was incorporated as a holding company on July 21, 1998. The Company, located in Southwest Florida, and its wholly owned subsidiaries, located in Florida, Missouri and Georgia sell, market, and distribute polyethylene pipe and related products to customers throughout the United States.

The Company considers all of its operations to be part of a single industrial segment consisting of the manufacture and sale of pipe and related products.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Revenues are derived from sales to unaffiliated customers and are recognized when products are shipped and title has transferred.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories consist of resins, polyethylene pipe, steel pipe, metal reels, and related accessories held for resale and are stated at lower of first-in, first-out (FIFO) cost or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight line method over the estimated useful lives of the assets. The estimated useful lives for buildings and improvements range from 30 to 40 years; the estimated useful lives for machinery and equipment range from 5 to 7 years; and the estimated useful life for vehicles is 5 years.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk and Major Customers

The Company performs credit evaluations of its customers and generally does not require collateral. Included in accounts receivable is approximately $1,700 due from a single customer. In 2000, no single customer accounted for more than 10% of consolidated net sales. Approximately 42% of the Company’s consolidated trade accounts receivable at November 30, 2000 were due from three customers. In 1999, 32% of the Company’s net sales were to two customers. Approximately 25% of the Company’s consolidated trade accounts receivable at December 31, 1999 were due from these two customers.

The Company maintains its cash accounts with a single financial institution. Accounts are insured by the FDIC up to $100. The balances in these accounts may, at times, exceed the federal deposit insurance corporation limit.

Major Vendors

During the eleven month period ended November 30, 2000, the Company purchased 66% of its inventory from three vendors, the largest of which represented approximately 38% of purchases. In 1999, the Company purchased 62% of its inventory from four vendors, the largest of which represented approximately 29% of purchases.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the eleven months ended November 30, 2000 and the year ended December 31, 1999 were approximately $32 and $35, respectively.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 2 — INVENTORIES

                 Inventories consist of the following:

	November 30,	December 31,
	2000	1999

Raw materials	$1,922	$—

Finished goods	2,096	1,016

	$4,018	$1,016

Note 3 — PROPERTY, PLANT AND EQUIPMENT

                 Property, plant and equipment consist of the following:

	November 30,	December 31,
	2000	1999

Land and building	$2,128	$1,227

Furniture and equipment	7,584	3,390

Vehicles	365	263

Construction in progress	—	273

	10,077	5,153

Less: accumulated depreciation	(1,361)	(500)

	$8,716	$4,653

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 4 - LONG-TERM DEBT

              Long-term debt consists of the following:

	November 30,	December 31,
	2000	1999

Mortgage note payable to a financial institution, collateralized by property and building, monthly principal and interest payments of $3, including interest at 8.9%, balloon payment due September 12, 2002.	$207	$228

Note payable to a financial institution, collateralized by equipment and guaranteed by the stockholders of the Company, monthly principal payments of $35, plus interest at LIBOR plus 2.00%, (8.62% at November 30, 2000), due August 31, 2004.	1,542	1,956

Note payable to a financial institution, guaranteed by the Company’s stockholders, collateralized by building and improvements, monthly principal and interest payments of $3, including interest at the bank’s prime rate, (9.50% at November 30, 2000), due April 7, 2009.	218	238

Note payable with monthly principal and interest payments of $2, including interest at 7.00%, due May 1, 2009.	125	144

Note payable to a financial institution, collateralized by inventory, accounts receivable and equipment, monthly payments of $9, including interest at LIBOR plus 2.00%, (8.62% at November 30, 2000), due April 26, 2005.	520	—

Industrial development revenue bonds collateralized by an irrevocable letter of credit, bearing interest at .67% of LIBOR, (4.44% at November 30, 2000), due May 1, 2010.	3,800	—

Various other notes payable collateralized by vehicles or specific equipment.	110	87

	$6,522	$2,653

Less current maturities	228	521

	$6,294	$2,132

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 4 — LONG-TERM DEBT (Continued)

In April 2000, the Company, in conjunction with the Industrial Development Authority of the City of Cabool, Missouri, issued $3,800 in Industrial Development Revenue Bonds (the “Bonds”). Proceeds from the sale of the Bonds were used to construct a manufacturing facility in Missouri. The Bonds are collateralized by Company revenues and an irrevocable letter of credit issued by a financial institution. The irrevocable letter of credit is calculated to be equal to the bond principal amount outstanding plus an amount equal to 35 days’ interest calculated at 15%. The Bonds mature on May 1, 2010 and are subject to amortization in variable annual amounts. The Bonds are subject to optional and mandatory redemption prior to maturity at 100% of the principal amount, plus accrued interest to the redemption date. Upon issuance of the Bonds in April 2000, the Company entered into an interest rate swap agreement with a financial institution.

The Company has two interest rate swap agreements which reduce the impact of changes in interest rates on its variable rate long-term debt.

At November 30, 2000, the Company had an interest rate swap agreement with a money center bank for a notional amount of $1,542. This agreement effectively converts the Company’s interest rate exposure on its variable rate note payable to a financial institution due August 31, 2004 to a fixed rate of 8.47%. The interest rate swap agreement matures at the time the related note matures. The Company also has an interest rate swap agreement with a money center bank for a notional amount of $3,800. This agreement effectively converts the Company’s interest rate exposure on its variable rate industrial development revenue bonds due May 1, 2010 to a fixed rate of 4.59%. The interest rate swap agreement matures at the time the related bonds mature.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparty.

Pursuant to the acquisition (see Note 10) all debt, except the industrial development revenue bonds and the vehicle loans, was retired. In addition, the swap agreements were terminated resulting in a payment of $145,000 to the counterparty. The carrying value of the Company’s remaining financial instruments approximates fair value.

Future maturities for the industrial development revenue bonds and the vehicle loans for the years 2001 through 2005 are approximately $228, $428, $417, $400, and $400 respectively, with $2,000 due thereafter.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 5 — LINE OF CREDIT

As of November 30, 2000, the Company has available a $5,600 line of credit from a financial institution at an interest rate of LIBOR plus 3.00%. This line of credit is collateralized by accounts receivable, inventory and all of the otherwise unencumbered assets of the Company and its subsidiaries. The line of credit agreement limits the amount of principal outstanding based on available assets and imposes personal guarantees on the stockholders and other covenants as defined within the agreement. The line of credit agreement provides for interest to be paid monthly. The Company was in compliance with the line’s covenants at November 30, 2000. The line of credit expires on May 31, 2001. On November 30, 2000, the interest rate on the line was 9.62%.

Pursuant to the acquisition (see Note 10), all amounts outstanding under the line of credit were fully paid.

Note 6 — INCOME TAXES

The Company, with the consent of its stockholders, has elected under §1362 of the Internal Revenue Code to be an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their distributive share of the Company’s taxable income. Accordingly, no provision, asset or liability for income taxes has been included in these financial statements.

Note 7 — STOCKHOLDER AGREEMENTS

The Company has entered into agreements with its stockholders that obligate the Company, upon the death or permanent disability of the stockholders, to purchase the stockholders’ shares in the Company. The purchase price is established by formula.

Note 8 — RELATED PARTY TRANSACTIONS

Interest expense on a note payable to a stockholder was $14 and $52 for the eleven months ended November 30, 2000 and the year ended December 31, 1999, respectively. No amounts were outstanding under such note at November 30, 2000.

Note 9 — STOCK TRANSACTIONS

On January 1, 2000, the Company issued 3.1 shares of the Company’s common stock as compensation to two Company employees. Compensation expense recorded was $400, representing the estimated fair value of the shares.

AMERIDUCT WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Eleven Months Ended November 30, 2000 and Year Ended December 31, 1999
(Dollars in thousands)

Note 9 — STOCK TRANSACTIONS (Continued)

On February 1, 2000, the Company entered into an agreement with a stockholder to repurchase 10 shares of the Company’s common stock pursuant to a buy-sell agreement. The total payment to the stockholder for the shares was $359.

Note 10 — SUBSEQUENT EVENT

On December 15, 2000, the stockholders’ of the Company sold all of the Company’s common stock outstanding to The Lamson & Sessions Co. for approximately $54,000 in cash and the assumption of approximately $11,000 in debt.

Item 7(b) — Unaudited Pro Forma Financial Information

Unaudited Pro Forma Financial Information

The accompanying unaudited pro forma financial information has been prepared to give effect to the acquisition of Ameriduct Worldwide, Inc. and Subsidiaries (“Ameriduct”) on December 15, 2000 and Pyramid Industries, Inc. and Subsidiary (“Pyramid”) on September 22, 2000 by Lamson. The unaudited pro forma combined statement of income for the year ended December 30, 2000 gives effect to the acquisition of Ameriduct and the previously reported acquisition of Pyramid by Lamson, as if both acquisitions had occurred on January 2, 2000. Synergies and expected cost savings from the integration of Ameriduct and Pyramid with Lamsons’ previously existing businesses or any additional profitability resulting from the application of Lamson revenue enhancement measures have not been included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transactions using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information. The adjustments are based upon preliminary information and certain management judgments and estimates. Management is presently evaluating the rationalization of the Ameriduct and Pyramid facilities and the completion of such evaluation may result in an adjustment to the purchase price allocations. Accordingly, the purchase accounting adjustments are preliminary and subject to revisions.

The unaudited pro forma financial information and accompanying notes are presented for illustration purposes only and do not purport to be indicative of and should not be relied upon as indicative of the operating results which may occur in the future, or that would have occurred if the acquisitions had been consummated on January 2, 2000. The unaudited pro forma financial information should be read in conjunction with Ameriduct’s consolidated financial statements and notes thereto for the eleven months ended November 30, 2000 and the year ended December 31, 1999 filed under Item 7(a) of this report, Pyramid’s consolidated financial statements and notes thereto filed as part of the Company’s 8-K/A filed on December 5, 2000, and Lamson’s consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 30, 2000 filed as part of the Company’s Form 10-K.

The Lamson & Sessions Co.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 30, 2000

(Dollars in thousands, except per share data)

			Pro Forma			Pro Forma		Pro Forma
	Lamson	Pyramid	Adjustments		Ameriduct	Adjustments		Combined

Net Sales	$348,733	$42,460			$46,013			$437,206

Cost of products sold	260,114	29,709	$727	(5)	32,706	$355	(5)	324,195

			232	(6)		352	(6)

Gross profit	88,619	12,751	(959)		13,307	(707)		113,011

Operating expenses	54,132	7,162	1,196	(1)	8,361	2,346	(1)	68,861

			948	(2)		(2,606)	(8)

			(2,678)	(4)

Operating income	34,487	5,589	(425)		4,946	(447)		44,150

Interest expense	4,539	181	2,848	(3)	760	4,780	(3)	13,108

Income before income taxes	29,948	5,408	(3,273)		4,186	(5,227)		31,042

Income tax provision (benefit)	8,500	2,124	(1,270)	(7)	—	(416)	(7)	8,938

Net income	$21,448	$3,284	$(2,003)		$4,186	$(4,811)		$22,104

Net income per share — basic	$1.58							$1.63

Net income per share — diluted	$1.53							$1.58

Weighted average shares outstanding — basic	13,570							13,570

Weighted average shares outstanding — diluted	13,989							13,989

See notes to Unaudited Pro Forma Condensed Combined Statement of Income.

THE LAMSON & SESSIONS CO.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Pro Forma Adjustments

The historical financial statements of Ameriduct and Pyramid reflect periods for the respective acquisitions up through the effective dates that the businesses were acquired.

The pro forma adjustments to the unaudited pro forma condensed combined financial statements are as follows:

(1)	Record amortization of excess of purchase price over acquired net assets (goodwill) based on an estimated life of 20 years.

(2)	Record amortization of 5-year non-compete agreements entered into as part of the acquisition.

(3)	Record additional estimated interest expense ($47.4 million borrowed at 8 1/4 % for Pyramid and $65.5 million borrowed at 8 1/2 % for Ameriduct) on financing the acquisitions net of interest on debt retired in conjunction with the acquisitions.

(4)	Elimination of compensation expense for former shareholders who are not continuing as employees of Lamson net of the cost of a consulting contract related to one such former shareholder.

(5)	Increased depreciation over an average of a 7 year period resulting from the write up of fixed assets to fair value.

(6)	Increase in cost of products sold from the write up of inventory to fair value.

(7)	Provision for income taxes at approximately 40%.

(8)	Elimination of non-recurring bonuses paid to key employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE LAMSON & SESSIONS CO.
(Registrant)

DATE: February 28, 2001	By	/s/ James J. Abel

Executive Vice President, Secretary, Treasurer and Chief Financial Officer

Exhibit 23

Item 7(c) – Exhibits

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 16, 2001, with respect to the consolidated financial statements of Ameriduct Worldwide, Inc. and Subsidiaries included in the Current Report on Form 8-K/A dated February 28, 2001, as amended, of The Lamson & Sessions Co.

/s/ Ernst & Young LLP

      Cleveland, Ohio February 26, 2001